Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Interlink Electronics, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 033-93066, 333-39371, 333-53870 and 333-107174) on Form S-8 and the registration statement (No. 333-112034) on Form S-3 of Interlink Electronics, Inc. of our report dated February 4, 2003, relating to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Interlink Electronics, Inc. and subsidiaries for the year ended December 31, 2002, which report appears in the December 31, 2004, annual report on Form 10-K of Interlink Electronics, Inc.

/s/ KPMG LLP

Los Angeles, California

March 28, 2005